UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2009

PETROHAWK ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 8, 2009, the board of directors of Petrohawk Energy Corporation (the “Company”) appointed Richard K. Stoneburner to the office of President of the Company. Mr. Stoneburner also retains his current office and now holds the title of President and Chief Operating Officer. Floyd C. Wilson remains the Company’s Chief Executive Officer and Chairman of the Board, and his duties and involvement remain unchanged.

Mr. Stoneburner, age 55, has served as Executive Vice President—Chief Operating Officer since September 13, 2007. He previously served as Executive Vice President—Exploration from August 1, 2005, until September 13, 2007, and as Vice President—Exploration from May 25, 2004 until August 1, 2005. Prior to joining the Company, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. Mr. Stoneburner joined 3TEC Energy Corporation in August 1999 and was its Vice President—Exploration from December 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Stoneburner was employed by W/E Energy Company as District Geologist from 1998 to 1999. Prior to joining 3TEC, Mr. Stoneburner worked as a geologist for Texas Oil & Gas, The Reach Group, Weber Energy Corporation, Hugoton and, independently through his own company, Stoneburner Exploration, Inc. Mr. Stoneburner has over 31 years of experience in the energy business.

Mr. Stoneburner’s employment continues to be governed by his employment agreement with the Company dated July 11, 2006, as amended in September 2007, and Mr. Stoneburner continues to participate in our 2004 Employee Incentive Plan. In conjunction with his promotion, Mr. Stoneburner received an award of 15,000 shares of our restricted common stock under our 2004 Employee Incentive Plan. This grant will vest in three equal annual installments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: September 9, 2009	By:	/s/ C. Byron Charboneau
C. Byron Charboneau
Vice President—Chief Accounting Officer and Controller